                                                                    EXHIBIT 99.1


PRESS RELEASE

For more information contact:
Investor Relations:
Kris Dillon (713) 339-8999

                          FRANKLIN BANK CORP. ANNOUNCES
                           2004 FIRST QUARTER EARNINGS

Houston, TX; April 27, 2004 - Franklin Bank Corp. (Franklin) (NASDAQ: FBTX), the parent company of Franklin Bank, S.S.B., today announced earnings for the first quarter 2004.

EARNINGS

         Net income for the quarter increased to $4.3 million or $.20 per diluted share compared to the fourth quarter of 2003 loss of approximately $288,000 or $.02 per diluted share and income of $533,000 or $.05 per share for the first quarter of 2003.

         Net interest income increased 109% to $14.2 million for the quarter compared to $6.8 million for the fourth quarter 2003. This was the result of an increase of 45% or $704.8 million in average interest-earning assets to $2.3 billion for the quarter ended March 31, 2004 from $1.6 billion for the quarter ended December 31, 2003, which was primarily attributable to the increase in our single-family mortgage portfolio, residential construction portfolio, and our commercial real estate portfolio. Approximately, $458.2 million of the increase in average interest-earning assets was from the acquisition of Jacksonville Bancorp., Inc. that was completed on December 30, 2003.

         Our net yield on interest earning assets increased 44% to 2.49% for the quarter ended March 31, 2004 from 1.73% for the quarter ended December 31, 2003. This was the result of the acquisition of Jacksonville, an increase in commercial and consumer loans, and slower prepayments on our single family mortgage portfolio.

         Non-interest income totaled approximately $2.1 million for the quarter ended March 31, 2004, up from $1.3 million for the quarter ended December 31, 2003. The increase was primarily due to deposit fees which increased $412,000 as a result of the Jacksonville acquisition and an increase in loan fee income of $329,000 resulting from our mortgage banking business.

         Non-interest expense for the quarter ended March 31, 2004 totaled $8.9 million, compared to $8.4 million for quarter ended December 31, 2003. The increase was primarily due to the full quarter effect of the acquisition of Jacksonville which added $1.9 million in non-interest expense for the quarter. Total expenses increased approximately $1.0 million compared to the fourth quarter of 2003, after the exclusion of Jacksonville expense for this quarter and adjusting the fourth quarter 2003 for the initial public offering (I.P.O.) related expenses. Compensation expense increased $326,000 due to an increase in headcount from 399 as of December 31, 2003 to 443 as of March 31, 2004. Of this increase 21 were in our retail mortgage production offices and 19 were from the acquisition of Lost Pines Bancshares, Inc. that was completed on February 29, 2004. The remaining increase is primarily comprised of the following: a $140,000 increase in insurance expense due to increased coverage required since we became a public company as well as the overall expansion of Franklin; $130,000 from the increase in franchise taxes; $110,000 relating to our mortgage production offices; and $60,000 from the acquisition of Lost Pines.

         The efficiency ratio improved to 54.50% for the quarter ended March 31, 2004 compared to 102.99% for the quarter ended December 31, 2003.

QUARTER IN REVIEW

         During the first quarter 2004, we expanded our community banking business through the completion of the Lost Pines' acquisition; continued to expand our retail mortgage and wholesale banking business; expanded our residential construction lending business to Dallas, Texas; and continued to expand our mortgage banker finance services to mortgage banking companies. We closed the quarter with assets totaling $2.6 billion compared to $2.3 billion as of December 31, 2003, an increase of $343.2 million. Our loan portfolio totaled approximately $2.1 billion as of March 31, 2004 and $1.8 billion as of December 31, 2003, an increase of $320.6 million.

         We increased our community banking branches to 15 as of March 31, 2004 from 13 as of December 31, 2003. The growth in our branches resulted from the addition of Lost Pines that operates two banking branches in the outlying area of the Austin, Texas market. Lost Pines had approximately $39.9 million in assets and $36.2 million in deposits as of February 29, 2004.

         Deposits in our banking branches grew to $628.2 million at March 31, 2004 from $574.2 million at December 31, 2003.

         At March 31, 2004, we had 41 retail mortgage origination offices located in 16 states and three wholesale offices, one each in Texas, Tennessee, and California. At December 31, 2003, we had 34 retail mortgage origination offices located in 16 states and two wholesale offices, one each in Texas and California. Through these offices we originated $103.0 million mortgage loans during the quarter ended March 31, 2004 and $94.9 million mortgage loans during the quarter ended December 31, 2003. Our single-family loan portfolio increased to $1.8 billion as of March 31, 2004 from $1.5 billion December 31, 2003.

         During the first quarter 2004, we opened a residential construction lending office in Dallas, Texas. We serve residential builders in Arizona, Florida, Nevada, Georgia, Texas, and Washington. Our commercial loan portfolio totaled $288.4 million as of March 31, 2004 compared to $216.0 million as of December 31, 2003. Our residential construction loans totaled $210.3 million as of March 31, 2004 and $161.0 million as of December 31,

2003. We funded approximately $89.0 million in the first quarter 2004 in residential construction loans, and had $162.9 million in unfunded commitments as of March 31, 2004.

         At March 31, 2004, our nonperforming assets were $5.6 million or .22% of our total assets of which $3.1 million were fully secured by single-family properties. As of December 31, 2003 our nonperforming assets were $6.4 million, or 0.29%, of our total assets of which $4.5 million were fully secured by single-family properties.

LOOKING FORWARD

         We expect acquisitions to be a significant part of our growth in the future. Our acquisition partners are expected to be relationship driven community banks whose bankers are trusted financial advisors that provide personalized service to customers. We will also continue to expand through the opening of new branches.

         We continue to operate our retail mortgage banking business using a model that compensates the branch manager based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss. Our goal is to have 100 retail mortgage origination offices. We received $209 million of single-family residential mortgage loan applications in March 2004, up from $130 million in February 2004.

         We expect our assets to exceed $3.0 billion by December 31, 2004.

         Our residential construction lending business is expected to continue to expand geographically. The opening of these offices and the related costs are expected to be incurred in the first half of 2004. The residential construction lending pipeline was approximately $500 million as of March 31, 2004.

         Our mortgage banker finance application pipeline is currently $88 million and our commitments are $70 million.

         As of March 31, 2004, the composition of the loan portfolio was single-family 84%, commercial 13%, and consumer 3%. Our goal is to have commercial, consumer, and single-family loans held for sale represent more than 50% of our total loans. As of March 31, 2004, commercial, consumer, and single-family loans held for sale represented 23% of our total loans.

         We expect expenses to increase with the growth of our business and the accelerated opening of offices and branches. Our goal is to have our efficiency ratio at 50%.

COMPANY OVERVIEW

         Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., a Texas state savings bank, is engaged in community banking, mortgage banking, residential construction, and mortgage banker finance. The bank currently operates 15 full service community banking branches throughout Texas, nine in the Tyler/Jacksonville market and six in the Austin market, four regional residential construction lending offices in Houston, Dallas, Orlando, and Phoenix, and 44 retail/wholesale mortgage offices in 18 states throughout the United States, including Texas. For more information, please go to www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

FORWARD LOOKING INFORMATION

         This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

         Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability successfully to implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive.

When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events.

CONFERENCE CALL

The Company will conduct a conference call to review announcements made in this press release on Wednesday, April 28, 2004, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-946-0716. Participants calling from outside the United States may dial 1-719-457-2644. The passcode "492008" is required to access the call. A recording of the conference call will be available after 2 p.m. CT on Wednesday, April 28, 2004 through May 5, 2004. The recorded message will be available at 1-888-203-1112, passcode "492008".

             ADDITIONAL SUPPLEMENTAL FINANCIAL INFORMATION ATTACHED

                               FRANKLIN BANK CORP.
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                                   MARCH 31,       DECEMBER 31,      MARCH 31,
                                                     2004             2003             2003
                                                  -----------      -----------      -----------
                                                  (UNAUDITED)                       (UNAUDITED)
Cash and cash equivalents                         $    71,497      $    47,064      $     8,364
Trading asset                                              --               --           10,000
Available for sale securities                          69,137           91,168               --
FHLB stock and other investments                       42,234           32,866           14,041
Mortgage-backed securities                            168,141          177,572           46,143
Loans
   Single family                                    1,791,519        1,535,150          717,088
   Commercial                                         288,378          216,003           43,443
   Consumer                                            58,663           66,813            4,226
   Allowance for credit losses                         (6,000)          (4,850)          (1,447)
                                                  -----------      -----------      -----------
Loans, net                                          2,132,560        1,813,116          763,310
Goodwill                                               57,443           54,377            9,022
Other intangible assets, net                            4,540            3,705              168
Premises and equipment, net                            10,954            9,381              654
Real estate owned                                       1,832            1,789               --
Other assets                                           36,126           20,262            5,591
                                                  -----------      -----------      -----------
                                                  $ 2,594,464      $ 2,251,300      $   857,293
                                                  ===========      ===========      ===========

LIABILITIES:
Deposits                                          $ 1,397,264      $ 1,259,843      $   455,046
FHLB advances                                         912,577          713,119          279,800
Junior subordinated notes                              20,164           20,135           20,035
Other liabilities                                      14,001           12,765            4,904
                                                  -----------      -----------      -----------
     TOTAL LIABILITIES                              2,344,006        2,005,862          759,785


STOCKHOLDERS' EQUITY:
Common stock                                              212              212              104
Paid-in capital                                       243,052          243,089           97,863
Retained earnings                                       6,680            2,418             (247)
Accumulated other comprehensive income:
   - Unrealized gains on securities available
       for sale, net                                      905             (125)              46
   - Cash flow hedges, net                               (391)            (156)            (258)
                                                  -----------      -----------      -----------
     TOTAL STOCKHOLDERS' EQUITY                       250,458          245,438           97,508
                                                  -----------      -----------      -----------
                                                  $ 2,594,464      $ 2,251,300      $   857,293
                                                  ===========      ===========      ===========

                               FRANKLIN BANK CORP.
                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                     QUARTER ENDED
                                                          -----------------------------------
                                                          MARCH 31,   DECEMBER 31,   MARCH 31,
                                                            2004          2003         2003
                                                          --------    -----------    --------
INTEREST INCOME
Cash equivalents and short-term investments               $    905     $    551      $    111
Mortgage-backed securities                                   1,503          443           331
Loans                                                       21,327       13,096         5,365
                                                          --------     --------      --------
     TOTAL INTEREST INCOME                                  23,735       14,090         5,807

INTEREST EXPENSE
Deposits                                                     5,548        4,074         1,942
FHLB advances                                                3,648        2,874           723
Reverse repurchase agreements                                   --           --            --
Junior subordinated notes                                      369          373           363
                                                          --------     --------      --------
     TOTAL INTEREST EXPENSE                                  9,565        7,321         3,028

NET INTEREST INCOME                                         14,170        6,769         2,779
Provision for credit losses                                    793          128           303
                                                          --------     --------      --------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES       13,377        6,641         2,476

NON-INTEREST INCOME
Gain on sale of single family loans                            363          702            99
Loan fee income                                                634          305             9
Gain on sale of securities                                     109           (1)          442
Deposit fees                                                   475           63            27
Other                                                          494          242             7
                                                          --------     --------      --------
     TOTAL NON-INTEREST INCOME                               2,075        1,311           584

NON-INTEREST EXPENSE
Salaries and benefits                                        4,380        4,720         1,307
Occupancy                                                      939          615           153
Data processing                                                591          503           154
Professional fees                                              763        1,350           566
Core deposit amortization                                      116           30          (227)
Other                                                        2,121        1,135           284
                                                          --------     --------      --------
     TOTAL NON-INTEREST EXPENSES                             8,910        8,353         2,237
                                                          --------     --------      --------
     Income (loss) before taxes                              6,542         (401)          823
Income tax expense (benefit)                                 2,280         (113)          290
                                                          --------     --------      --------
NET INCOME (LOSS)                                         $  4,262     $   (288)     $    533
                                                          ========     ========      ========

BASIC EARNINGS (LOSS) PER COMMON SHARE                    $   0.20     $  (0.03)     $   0.05

DILUTED EARNINGS (LOSS) PER COMMON SHARE                  $   0.20     $  (0.02)     $   0.05

                               FRANKLIN BANK CORP.
                                 YIELD ANALYSIS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                QUARTER ENDED MARCH 31, 2004     QUARTER ENDED DECEMBER 31, 2003   QUARTER ENDED MARCH 31, 2003
                               -------------------------------   -------------------------------   -----------------------------
                                            INTEREST   AVERAGE                INTEREST   AVERAGE              INTEREST   AVERAGE
                                AVERAGE     INCOME/    YIELD/     AVERAGE     INCOME/    YIELD/    AVERAGE    INCOME/    YIELD/
                                BALANCE     EXPENSE     RATE      BALANCE     EXPENSE     RATE     BALANCE    EXPENSE     RATE
                               ----------   --------   -------   ----------   --------   -------   --------   --------   -------
INTEREST-EARNING ASSETS
  Short-term interest
    earning assets             $   61,295   $    86      0.56%   $   45,959   $    93      0.79%   $ 23,293    $   66      1.11%
  Available for sale
    securities                     89,235       685      3.08%       52,275       278      2.08%         --        --        --
  FHLB stock and other
    investments                    36,881       134      1.46%       30,527       180      2.31%      7,896        45      2.23%
  Mortgage-backed
    securities                    172,060     1,503      3.49%       74,444       443      2.38%     38,708       331      3.42%
  Loans
    Single family               1,611,743    16,802      4.17%    1,217,216    11,079      3.64%    469,092     4,859      4.14%
    Residential
      construction                182,369     2,463      5.42%      124,128     1,533      4.90%     12,562       151      4.77%
    Commercial real
      estate                       45,155       782      6.94%       13,672       219      6.36%     10,512       167      6.30%
    Mortgage banker
      finance                       6,430        54      3.38%        3,215        27      3.38%         --        --        --
    Commercial business             9,578       136      5.71%        8,978       161      7.12%      7,326       108      5.85%
    Consumer                       64,282     1,090      6.80%        3,783        77      8.06%      4,155        80      7.64%
                               ----------   -------    ------    ----------   -------    ------    --------    ------    ------
      Total loans               1,919,557    21,327      4.45%    1,370,992    13,096      3.82%    503,647     5,365      4.26%
                               ----------   -------    ------    ----------   -------    ------    --------    ------    ------
      Total
        interest-earning
        assets                  2,279,028    23,735      4.17%    1,574,197    14,090      3.57%    573,544     5,807      4.05%
Non-interest-earning
  assets                           76,330                            59,426                          15,829
                               ----------                        ----------                        --------
      Total assets             $2,355,358                        $1,633,623                        $589,373
                               ==========                        ==========                        ========
INTEREST-BEARING
  LIABILITIES
  Deposits
    Community banking
        Checking
          accounts             $   75,070       158      0.84%   $   14,297        33      0.90%   $  5,503        17      1.25%
        Money market and
          savings                 166,000       648      1.57%       65,160       260      1.59%     15,151        81      2.17%
        Certificates of
          deposit                 335,875     1,543      1.84%       74,260       496      2.65%     33,416       236      2.86%
        Non-interest
          bearing
          deposits                 20,347        --        --        21,305        --        --       5,390        --        --
                               ----------   -------    ------    ----------   -------    ------    --------    ------    ------
          Total community
            banking               597,292     2,349      1.58%      175,022       789      1.79%     59,460       334      2.28%
    Wholesale and money
      desk                        691,918     3,199      1.85%      700,303     3,286      1.86%    275,249     1,608      2.37%
                               ----------   -------    ------    ----------   -------    ------    --------    ------    ------
          Total deposits        1,289,210     5,548      1.73%      875,325     4,075      1.85%    334,709     1,942      2.35%
FHLB advances                     786,694     3,648      1.85%      601,036     2,874      1.91%    133,111       723      2.17%
Junior subordinated
  notes                            20,146       369      7.24%       20,101       372      7.25%     20,017       363      7.24%
                               ----------   -------    ------    ----------   -------    ------    --------    ------    ------
          Total
            interest-bearing
            liabilities         2,096,050     9,565      1.83%    1,496,462     7,321      1.94%    487,837     3,028      2.50%
Non-interest-bearing
  liabilities and
  stockholder's equity            259,308                           137,161                         101,536
                               ----------   -------    ------    ----------   -------    ------    --------    ------    ------
          Total liabilities
            and stockholder's
            equity             $2,355,358                        $1,633,623                        $589,373
                               ==========                        ==========                        ========
Net interest
  income/interest rate
  spread                                    $14,170      2.34%                $ 6,769      1.63%               $2,779      1.55%
                                            =======    ======                 =======    ======                ======    ======
Net yield on
  interest-earning
  assets                                                 2.49%                             1.73%                           1.92%
                                                       ======                            ======                          ======
Ratio of average interest-
  earning assets to average
  interest-bearing
  liabilities                                          108.73%                           105.19%                         117.57%
                                                       ======                            ======                          ======

                               FRANKLIN BANK CORP.
                              FINANCIAL HIGHLIGHTS


                                                                            QUARTER ENDED
                                                         --------------------------------------------------
                                                           3/31/2004         12/31/2003          3/31/2003
                                                         ------------       ------------       ------------
COMMON SHARE DATA
              Ending shares outstanding                    21,225,263         21,225,263         10,353,320
              Average shares outstanding-basic             21,225,263         11,775,705         10,353,320
              Average shares outstanding-diluted           21,711,589         11,876,397         10,353,320

              Basic earnings (loss) per share            $       0.20       $      (0.03)      $       0.05
              Diluted earnings (loss) per share                  0.20              (0.02)              0.05

              Book value (period end)                    $      11.80       $      11.56       $       9.42
              Tangible book value (period end)                   8.88               8.83               8.53

AVERAGE BALANCES
(IN THOUSANDS)
              Assets                                        2,355,358          1,633,623            589,373
              Interest-earning assets                       2,279,028          1,574,197            573,544
              Interest-bearing liabilities                  2,096,050          1,496,462            487,837

RATIOS
              ROA                                                0.73%            -0.07%               0.37%
              ROCE                                               6.89%            -0.82%               2.22%
              Net interest spread                                2.34%              1.63%              1.55%
              Net yield on interest-earning assets               2.49%              1.73%              1.92%
              Efficiency Ratio                                  54.50%            102.99%             84.32%
              Equity to assets (period end)                      9.65%             10.90%             11.37%
              Equity to assets (average)                        10.63%              8.51%             16.54%
              Capital ratios - (bank only):
                 Leverage ratio                                  8.34%             11.91%             10.26%
                 Tier 1 risk-based capital ratio                13.63%             16.27%             20.59%
                 Total risk-based capital ratio                 14.05%             16.70%             20.93%

ASSET QUALITY
(IN THOUSANDS)
              Nonperforming Loans ("NPLs")               $      4,773       $      5,562       $      1,523
              REO                                                 857                874                 --
                                                         ------------       ------------       ------------
              Nonperforming Assets ("NPAs")              $      5,630       $      6,436       $      1,523

              NPLs as % of loans                                 0.22%              0.31%              0.20%
              NPAs as % of assets                                0.22%              0.29%              0.18%
              Allowance to period end loan balance               0.28%              0.27%              0.20%
              Allowance to average loan balance                  0.31%              0.35%              0.29%

BRANCH AND EMPLOYEE STATISTICS
              Full-time equivalent employees                      443                399                 95
              Commercial banking offices                            4                  3                  3
              Retail mortgage offices                              41                 34                  5
              Wholesale mortgage origination offices                3                  2                  1
              Community banking branches                           15                 13                  3

LOAN PORTFOLIO
(IN THOUSANDS)
              Single family
                 Held for investment                     $  1,649,785       $  1,420,678       $    709,703
                 Held for sale                                141,734            114,472              7,385
              Residential construction                        210,287            160,979             26,140
              Other                                           136,754            121,837             21,529
              Allowance for credit losses                      (6,000)            (4,850)            (1,447)
                                                         ------------       ------------       ------------
              Loans, net                                 $  2,132,560       $  1,813,116       $    763,310
                                                         ============       ============       ============

DEPOSITS
(IN THOUSANDS)
              Community banking                          $    628,229       $    574,224       $     65,307
              Wholesale and money desk                        769,035            685,619            389,739
                                                         ------------       ------------       ------------
              Total deposits                             $  1,397,264       $  1,259,843       $    455,046
                                                         ============       ============       ============